Exhibit 10.1

March 15, 2021

Luis Visoso

Re: Employment Terms with Unity Technologies SF

Dear Luis:

I am very pleased to confirm our offer to you of employment with Unity Technologies SF (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.

Position. You will serve in a full-time capacity as Senior Vice President & Chief Financial Officer, reporting to the Chief Executive Officer, working in our offices located in San Francisco, California. You will be expected to travel as appropriate. Subject to the other provisions of this letter agreement, we may change your position, duties, and work location from time to time at our discretion.

2.

Salary. Your salary will be USD 29,166.67 per month (USD 350,000 on an annualized basis). Any salary will be paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions required by law. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.

Corporate Bonus. You will be eligible to receive a discretionary on target corporate bonus of 75% of your earned annual salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter that will be provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. In order to be eligible to receive a corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.

4.

Sign-on Bonus. You will be provided a sign on bonus of USD 2,000,000, to be included in the first payroll following your Start Date with the Company. The bonus will be paid out less all applicable taxes, withholdings, and deductions required by law. Your sign-on bonus is conditioned upon your continued employment with the Company through the one-year anniversary of your Start Date, and is not earned until that anniversary date. If you leave the Company for any reason (by resignation or Company-initiated) prior to the one (1) year anniversary of your Start Date, you agree to reimburse the Company for the sign-on bonus amount on a prorated basis within thirty (30) days of your termination date.

5.	Start Date. Your start date will be April 5, 2021 (“Start Date”).

6.

Benefits. Beginning on the Start Date, you will be eligible to participate in any US benefits plans offered to the employees of the Company. A presentation of our benefits program will be given to you during your first month of employment. The Company may modify benefits policies from time-to-time, as it deems necessary.

7.

Confidentiality; Company Rules and Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Non Disclosure, Assignment and Non-Solicitation Agreement,” attached as Attachment 1, as a condition of your employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You will also be required to abide by all Company rules and policies. Therefore you will be asked to acknowledge that you have read the employee handbook and supplemental policies, which will be provided to you during your onboarding. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

8.	Global Privacy Notice to the Workforce. You confirm that you have read and understood Unity’s Data Privacy Policy attached as Exhibit 2.

9.

No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning restricted stock units or stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

10.

Restricted Stock Units. We will recommend to the Board of Directors of the Parent Company (the “Parent Board”) that you be granted restricted stock units (“RSUs”) to acquire up to three hundred thousand (300,000) shares of the Parent Company’s Common Stock under its 2020 Equity Incentive Plan (the “Plan”). Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as “Time-Based Requirement.” The Time-Based Requirement will be satisfied at the rate of 25% of the RSUs on the first quarterly installment date following the first anniversary of your Start Date and an additional 6.25% on a quarterly basis thereafter, so long as you remain employed by the Company.

Additionally, we will recommend to the Board of Directors of the Company that you be granted additional restricted stock units (“Additional RSUs”) to acquire up to fifty thousand (50,000) shares of the Parent Company’s Common Stock under the Plan. The Additional RSUs will be fully vested upon your Start Date, subject to you commencing employment on such date, and such Additional RSUs will be settled on the next quarterly settlement date following your Start Date.

The grant of such RSUs by the Parent Company is subject to the approval of the Parent Board and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company.

11.

Stock Options. In addition, we will recommend to the Parent Board that you be granted the opportunity to purchase up to one hundred thousand (100,000) shares of Common Stock (the “Options”) of the Parent Company under the Plan at the fair market value of the Parent Company’s Common Stock, as determined by the Parent Board on the date it approves such grant. These Options, which you will be given the opportunity to purchase if approved, will vest at the rate of 50% on the third anniversary of your Start Date, and the remaining 50% on the fourth anniversary of your Start Date, so long as you remain employed by the Company. However, the grant of such Options by the Parent Company is subject to the approval of the Parent Board and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company. There is no strike price listed in this letter because 1) the Options have not been approved and 2) such price cannot be determined until the date of grant.

In the spirit of making sure there is no miscommunication, we’re adding an extra sentence here to remind you that— we make no promises with respect to the potential value of our stock. Further details on the Plan and the terms and conditions of any specific grant to you will be provided upon approval of such grant by the Parent Board.

12.

Cancellation of Equity Grants for Board Service; Resignation from Board Service. Any portion of the RSU grants made to you on September 05, 2020 in connection with your service as a director of the Parent Board which are unvested as of the Start Date shall terminate and be forfeited as of the day prior to the Start Date. In addition, prior to your Start Date, you agree to submit to the Company your resignation from the Parent Board and any committees thereof.

13.

Vesting Acceleration Under the Executive Severance Plan. You are eligible to participate in the G&A Executive Severance Plan (“Severance Plan”), which will be provided to you separately. If you accept the terms of the Severance Plan, notwithstanding the foregoing vesting schedules listed in the Stock Options and Restricted Stock Units sections above, you will be eligible for accelerated equity vesting under certain circumstances.

14.

At Will Employment. Your employment with the Company will be at-will, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.

15.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

16.

Arbitration. Both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

17.

Entire Agreement. This letter agreement, together with your Employee Nondisclosure, Assignment and Non-Solicitation Agreement, equity agreements and other agreements referenced herein, form the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof.

18.

Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

19.

Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described above, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

20.	Background Check. This offer is contingent upon the successful completion of background and reference checks.

21.

Acceptance. This offer will remain open until 5PM Pacific Time on March 15 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

By:	/s/ John Riccitiello
John Riccitiello, President & CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Luis Visoso	3/15/2021
{{CANDIDATE_SIGNATURE}} Luis Visoso	{{SIGNATURE_DATE}} Date

Attachment 1

EMPLOYEE NONDISCLOSURE, ASSIGNMENT AND NON-SOLICITATION AGREEMENT

[Intentionally Omitted]

Exhibit B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA AND WASHINGTON

[Intentionally Omitted]